EXHIBIT 99.1

CASMED Reports Third-Quarter 2018 Financial Results

FORE-SIGHT® sales increase 20%; sensor sales up 22% on 20% growth in the U.S.; operating loss narrows by 25%

Conference Call Begins at 10:00 a.m. Eastern Time Today

BRANFORD, Conn., Oct. 31, 2018 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ: CASM) (“CASMED” or the “Company”), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three and nine months ended September 30, 2018.

Net sales from continuing operations for the third quarter of 2018 were $5.4 million, up 19% from $4.5 million for the third quarter of 2017.  The Company incurred a net loss applicable to common stockholders of $1.7 million, or $0.06 per share, for the third quarter of 2018, compared with net income applicable to common stockholders of $2.7 million, or $0.10 per share, for the third quarter of 2017.  The prior-year period included $4.7 million of income from discontinued operations before income taxes.

In July 2017, the Company sold its non-invasive blood pressure product line and has reclassified those results to discontinued operations for the three and nine months ended September 30, 2017.

Highlights of the third quarter of 2018 compared with the third quarter of 2017 include the following:

  Total FORE-SIGHT cerebral oximetry sales increased 20% to $5.3 million.
  U.S. FORE-SIGHT cerebral oximetry sales increased 15% to $4.4 million.
  Total FORE-SIGHT sensor sales increased 22%, and U.S. FORE-SIGHT sensor sales increased 20%.
  Gross profit margin held steady at 58.3%, compared with 58.4%.
  Operating loss declined to $1.0 million, from $1.3 million.
  A net 78 FORE-SIGHT cerebral oximeters were shipped worldwide.
  A net 28 monitors were shipped in the U.S., bringing the adjusted installed base of U.S. monitors to 1,398 as of September 30, 2018, up 21% from the prior-year adjusted base of 1,158 units.
  As of September 30, 2018, the Company’s cash balance plus cash available under its line-of-credit was $5.9 million.

Management Commentary

“We are reporting outstanding financial results for the quarter with across-the-board increases in sales of FORE-SIGHT products as we continued to accelerate growth, while we also narrowed our operating loss by 25% from the prior year,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Strong execution on our strategy led to a 20% increase in total FORE-SIGHT sales, our fourth consecutive quarter of double-digit growth, with FORE-SIGHT sensor sales up 22%, including 20% growth in the U.S.  Our results for the quarter also featured a strong international performance, with international FORE-SIGHT sensor sales up 38% and international shipments of 50 FORE-SIGHT oximetry monitors.

“Following our continued strong performance in the third quarter, we are reaffirming our 2018 expectations for year-over-year mid-teen percentage growth for total FORE-SIGHT sales.”

Third-Quarter Financial Results

Net sales from continuing operations for the third quarter of 2018 increased 19% to $5.4 million, from $4.5 million for the third quarter of 2017.  Total FORE-SIGHT oximetry sales for the third quarter of 2018 increased 20% to $5.3 million, from $4.4 million in the prior-year period.  Total FORE-SIGHT disposable sensor sales for the third quarter of 2018 increased 22% to $4.8 million, from $3.9 million for the prior-year period.  U.S. FORE-SIGHT sales for the third quarter of 2018 increased 15% to $4.4 million, from $3.8 million for the third quarter of 2017.  U.S. FORE-SIGHT disposable sensor sales for the third quarter of 2018 increased 20% to $4.2 million, from $3.5 million for the prior-year period.  International FORE-SIGHT sales for the third quarter of 2018 increased 59% to $0.8 million, versus $0.5 million for the third quarter of 2017.

Gross profit margin for the third quarter of 2018 was 58.3%, virtually unchanged from 58.4% reported for the prior-year period.  Gross profit margin for the third quarter of 2018 benefitted from lower manufacturing costs for disposable sensors; however, increases in U.S. tariffs, effective beginning July 2018, negatively offset these lower costs by 190 basis points for the third quarter of 2018.

The operating loss for the third quarter of 2018 declined 25% to $1.0 million, from $1.3 million for the third quarter of 2017.  Operating expenses for the third quarter of 2018 increased 5% to $4.1 million, from $3.9 million in the prior-year period.  R&D expenses for the third quarter of 2018 decreased 11% to $0.7 million, from $0.8 million for the third quarter of 2017.  S,G&A expenses for the third quarter of 2018 were $3.4 million, compared with $3.1 million for the third quarter of the prior year.

Nine-Month Financial Results

Net sales from continuing operations for the first nine months of 2018 increased 18% to $16.1 million, from $13.6 million for the prior-year period.  Total FORE-SIGHT oximetry sales for the first nine months of 2018 increased 20% to $15.7 million, from $13.1 million for the first nine months of 2017.  Total FORE-SIGHT sensor sales for the first nine months of 2018 increased 18% to $14.2 million, from $12.0 million for the first nine months of 2017.  U.S. FORE-SIGHT oximetry sales for the first nine months of 2018 were up 18% to $13.3 million, from $11.2 million in the prior-year period.  U.S. FORE-SIGHT sensor sales for the first nine months of 2018 increased 17% to $12.3 million, from $10.5 million for the first nine months of 2017.  International FORE-SIGHT sales increased 29% to $2.4 million, from $1.9 million in the prior-year period, driven by a 54% increase in monitor and accessories sales, and international FORE-SIGHT sensor sales increased 23%.

Gross profit margin for the first nine months of 2018 was 58.4%, up from 55.0% for the prior-year period, primarily due to lower disposable sensor costs.  The operating loss for the first nine months of 2018 narrowed 37% to $3.2 million, from $5.2 million for the first nine months of 2017.  Higher sales and gross profit margins combined with flat operating expenses accounted for the improvement in operating results.

Interest expense for the nine months ended September 30, 2018, was $1.2 million, which included $0.3 million of remaining unamortized debt issuance costs recorded during the second quarter of 2018 and related to the Company’s prior debt agreement.  Interest expense for the nine months ended September 30, 2017, was $0.8 million.

The net loss applicable to common stockholders for the first nine months of 2018 was $5.7 million, or $0.20 per share, compared with a net loss applicable to common stockholders of $2.0 million, or $0.07 per share, for the first nine months of 2017.  The nine-month results for 2017 included income from discontinued operations of $3.3 million, or $0.12 per share.

Cash, cash equivalents, plus available borrowings under the line-of-credit were $5.9 million as of September 30, 2018.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss these results and answer questions. Conference call dial-in information is as follows:

  U.S. callers: (800) 608-8202
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at www.casmed.com.  Then select Corporate / Investors / News & Events, where the webcast selection list is located.

A telephone replay will be available from 1:00 p.m. Eastern time on October 31, 2018, through 11:59 p.m. Eastern time on November 14, 2018.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 2195364
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED’s vision is:  “That no patient is harmed by undetected tissue hypoxia.”  Our FORE-SIGHT® Cerebral Oximeters provide a highly accurate, non-invasive measurement of tissue oxygenation in the brain.  Direct monitoring of tissue oxygenation can provide clinicians with a superior and powerful tool to alert them to otherwise unrecognized and dangerous hypoxia, or low levels of oxygen, in the brain and other tissue, thereby empowering them to improve patient care.  For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market; the introduction of competitive products and product development; the impact of any product liability or other adverse litigation; working capital and availability of capital; commercialization and technological difficulties; the impact of actions and events involving key customers, vendors, lenders, and competitors; risks related to tariffs; and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2017, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", “guidance”, "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact
CAS Medical Systems, Inc.
Jeffery A. Baird
Chief Financial Officer
(203) 315-6303
ir@casmed.com

Investors
LHA Investor Relations
Bruce Voss / Jody Cain
(310) 691-7100
bvoss@lhai.com
jcain@lhai.com

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales from continuing operations	$5,381,995	$4,526,251	$16,117,627	$13,641,661

Cost of sales	2,241,886	1,882,406	6,710,179	6,137,498
Gross profit	3,140,109	2,643,845	9,407,448	7,504,163

Operating expenses:
Research and development	712,429	803,804	2,347,747	2,448,740
Selling, general and administrative	3,403,323	3,133,200	10,307,771	10,210,614
Total operating expenses	4,115,752	3,937,004	12,655,518	12,659,354

Operating loss	(975,643)	(1,293,159)	(3,248,070)	(5,155,191)

Interest expense	307,664	274,675	1,168,298	799,056
Loss from continuing operations
before income taxes	(1,283,307)	(1,567,834)	(4,416,368)	(5,954,247)
Income tax benefit	-	(1,629,744)	-	(1,782,777)
(Loss) income from continuing operations	(1,283,307)	61,910	(4,416,368)	(4,171,470)
Discontinued operations:
Income from discontinued operations	-	268,158	-	705,396
Gain on sale of discontinued operations	-	4,388,254	-	4,388,254
Income tax expense	-	1,629,744	-	1,782,777
Income from discontinued operations	-	3,026,668	-	3,310,873

Net (loss) income	(1,283,307)	3,088,578	(4,416,368)	(860,597)
Preferred stock dividend accretion	429,461	400,669	1,266,351	1,181,453
Net (loss) income applicable to
common stockholders	$(1,712,768)	$2,687,909	$(5,682,719)	$(2,042,050)

Loss per common share from continuing
operations - basic and diluted	$(0.06)	$(0.01)	$(0.20)	$(0.19)

Income per common share from discontinued
operations - basic and diluted	$-	$0.11	$-	$0.12

Per share basic and diluted net (loss) income
applicable to common stockholders:	$(0.06)	$0.10	$(0.20)	$(0.07)

Weighted-average number of common
shares outstanding:
Basic and diluted	27,833,115	27,335,584	27,731,691	27,230,471

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2018	2017

Cash and cash equivalents	$3,861,794	$5,652,996
Accounts receivable	3,357,847	2,918,950
Inventories	1,313,456	1,076,261
Other current assets	414,478	353,079
Total current assets	8,947,575	10,001,286

Property and equipment	8,596,744	8,251,236
Less accumulated depreciation	(6,612,933)	(6,080,350)
	1,983,811	2,170,886

Intangible and other assets, net	802,821	802,391
Total assets	$11,734,207	$12,974,563

Accounts payable	$970,085	$691,596
Accrued expenses	2,000,032	1,651,873
Notes payable	67,814	86,079
Current portion of long-term debt, less unamortized debt issuance costs		2,733,831
Liabilities associated with discontinued operations	-	35,000
Total current liabilities	3,037,931	5,198,379

Long-term debt, less current portion, less unamortized debt issuance costs	9,216,645	4,943,195
Other long-term liabilities	400,000	320,000
Total liabilities	12,654,576	10,461,574

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	115,775	114,487
Additional paid-in capital	32,970,929	31,989,207
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(47,843,233)	(43,426,865)
Total stockholders' equity	(920,369)	2,512,989

Total liabilities & stockholders' equity (deficiency)	$11,734,207	$12,974,563